                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           WALTER INDUSTRIES, INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                                                  March 22, 2001

To Our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of Walter Industries, Inc. (the "Company") to be held at 10:00 A.M. local time, on Thursday, April 26, 2001 at the Tampa Marriott Waterside Hotel, 700 S. Florida Ave., Tampa, Florida, 33602. As we previously announced, we have changed our annual accounting period from a fiscal year ending on May 31 to a calendar year ending December 31. The accompanying Annual Report covers the seven-month transition period ended December 31, 2000 required to effect the transition to a calendar year reporting cycle.

    As discussed in the accompanying Proxy Statement, stockholders will be asked to consider and approve proposals to (1) elect ten directors to the Board of Directors and (2) ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the year ending December 31, 2001. In addition, one stockholder proposal will be acted on at the Annual Meeting.

    The Board of Directors urges you to sign, date and return your proxy in the addressed envelope enclosed for your convenience so that as many shares as possible may be represented at the Annual Meeting. The giving of the proxy will not affect your right to attend the meeting or, if you choose to revoke the proxy, your right to vote in person.

                                          Sincerely,

                                          /s/ Don DeFosset
                                          Don DeFosset
                                          President and Chief Executive Officer

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 26, 2001

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Walter Industries, Inc. (the "Company"), a Delaware corporation, will be held on Thursday, April 26, 2001 at 10:00 A.M., local time, at the Tampa Marriott Waterside Hotel, 700 S. Florida Ave., Tampa, Florida, 33602, for the following purposes:

    1. to elect ten members to the Board of Directors to serve for the ensuing year;

    2. to ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the year ending December 31, 2001;

    3. to vote upon one stockholder proposal which is described in the accompanying proxy statement; and

    4. to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    Only stockholders of record at the close of business on March 5, 2001 are entitled to notice of and to vote at the Annual Meeting. The Annual Report of the Company for the seven-month transition period ended December 31, 2000 is enclosed.

    The mailing address of the principal executive offices of the Company is Post Office Box 31601, Tampa, Florida 33631-3601.

    Your attention is invited to the Proxy Statement on the following pages.

                                          By Order of the Board of Directors

                                          /s/ Edward A. Porter
                                          EDWARD A. PORTER
                                          Secretary

Tampa, Florida
March 22, 2001

                            WALTER INDUSTRIES, INC.
                         1500 NORTH DALE MABRY HIGHWAY
                              TAMPA, FLORIDA 33607

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Walter Industries, Inc. (the "Company") of proxies for the Annual Meeting of Stockholders of the Company to be held on April 26, 2001 at 10:00 a.m., local time, at the Tampa Marriott Waterside Hotel, 700 S. Florida Ave., Tampa, Florida, 33602 and any adjournments thereof (the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    As previously announced, the Company has changed its annual accounting period from a fiscal year ending on May 31 to a calendar year ending on December 31. As a result of this change and the need to transition to a calendar year reporting cycle, the Company's accounting period ending December 31, 2000 is a seven-month period. Accordingly, in this Proxy Statement such seven-month period is referred to as the "Transition Period". The Company's Annual Report for the Transition Period, which includes the Company's audited financial statements as of and for the seven-month period ended December 31, 2000, is enclosed with this Proxy Statement.

                                   THE PROXY

    The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail, the Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in doing so. The Company may use the services of its officers and other employees of the Company who will receive no compensation for their services, other than their regular compensation, to solicit proxies personally, by telephone or by facsimile transmission.

    This Proxy Statement and enclosed proxy is first being mailed to stockholders on or about March 27, 2001.

    The close of business on March 5, 2001 has been fixed by the Board of Directors as the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date there were issued and outstanding 45,754,092 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"). Each stockholder is entitled to one vote for each share of stock held. The presence in person or by proxy of a majority of the shares of Common Stock issued and outstanding on the Record Date is required for a quorum. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the proposal regarding the election of directors. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the year ending December 31, 2001. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the stockholder proposal regarding liquidation of the Company.

    If the enclosed proxy is properly signed and returned and not revoked, the shares represented thereby will be voted at the Annual Meeting. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted accordingly. If the stockholder does not specify in the proxy how the shares are to be voted, the shares will be voted FOR the election of the director nominees named in this Proxy Statement and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the year ending December 31, 2001 and AGAINST the stockholder proposal.

    A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by giving written notice revoking it or by giving a later proxy, in either case delivered by mail to the Secretary of the Company. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

    The Stockholders' Agreement dated as of March 17, 1995 between the Company and The Celotex Corporation ("Celotex"), solely in its capacity as the Celotex Settlement Fund Recipient (the "Stockholders Agreement"), under and as defined in the Second Amended and Restated Veil Piercing Settlement Agreement dated as of November 22, 1994 (the "Veil Piercing Settlement Agreement"), provides that Celotex or its successor will vote the shares of Common Stock held by said fund for and/or against each matter in proportion to the votes cast by the other holders of Common Stock who voted. The Common Stock held by the Celotex Settlement Fund Recipient was transferred to the Asbestos Settlement Trust (the "Celotex Trust") on May 30, 1997, and the rights and obligations of Celotex under the Stockholders' Agreement were subsequently assumed by the Celotex Trust. The Company will advise the Celotex Trust of the proportion of such votes and the Celotex Trust shall have no responsibility for the determination thereof. The Celotex Trust is obligated to be present in person or by proxy at all meetings of holders of Common Stock so that all shares of Common Stock owned by the Celotex Trust may be counted for the purpose of determining the presence of a quorum at such meetings. See "Security Ownership of Management and Principal Stockholders--Ownership of Principal Stockholders" herein for information concerning the Celotex Trust's ownership of Common Stock.

    IN ORDER THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AT THIS MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO PLEASE SIGN, DATE AND MAIL THE PROXY PROMPTLY.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

    A board of ten (10) directors is to be elected at the Annual Meeting. The ten (10) nominees for election as directors are named below, all of whom are presently directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

    The names of the nominees and certain information about them are set forth below:

                                                                         SERVED AS DIRECTOR
NAME                                                            AGE      OF THE COMPANY FROM
----                                                          --------   -------------------
Robert F. Amter.............................................     62             2000
Donald N. Boyce.............................................     62             1998
Howard L. Clark, Jr.........................................     57             1995
Don DeFosset................................................     52             2000
Perry Golkin................................................     47             1987
James L. Johnson............................................     73             1995
Scott C. Nuttall............................................     28             2000
Wayne W. Robinson...........................................     40             2000
Neil A. Springer............................................     62             2000
Michael T. Tokarz...........................................     51             1987

    ROBERT F. AMTER was appointed to the Board of Directors on August 3, 2000. Mr. Amter has been Chief Executive Officer of Amter & Associates since 1991.

    DONALD N. BOYCE has been a director of the Company since August 1998.
Mr. Boyce was appointed Interim Chairman of the Board, President and Chief Executive Officer on August 3, 2000 and resigned as President and Chief Executive Officer on November 2, 2000. He continues to serve as Chairman of the Board. Mr. Boyce was Chairman of the Board of IDEX Corporation from April 1, 1999 until March 31, 2000 and was Chairman of the Board, President and Chief Executive Officer of IDEX Corporation from January 1988 until March 31, 1999. Mr. Boyce also is a director of United Dominion Industries, Ltd.

    HOWARD L. CLARK, JR. has been a director of the Company since March 1995. Mr. Clark has been Vice Chairman of Lehman Brothers Inc., an investment-banking firm, since February 1993; prior thereto Mr. Clark served as Chairman and Chief Executive Officer of Shearson Lehman Brothers Inc. Prior thereto Mr. Clark was an Executive Vice President and Chief Financial Officer of American Express Company, a financial services firm. Mr. Clark also is a director of Lehman Brothers Inc., Maytag Corporation, H Power Corp. and White Mountains Insurance Group, Ltd.

    DON DEFOSSET was appointed to the Board of Directors effective November 6, 2000. He was appointed President and Chief Executive Officer on November 2, 2000. From October 1999 to June 2000, he served as Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc. From October 1996 to August 1999 he was Executive Vice President and President of the Truck Group of Navistar International Corporation and from 1993 to 1996, he was President--Safety Restraint division of Allied Signal, Inc. He is also a director of Terex Corporation and Safelite Glass Corp.

    PERRY GOLKIN was a director of the Company from 1987 to March 2, 1995. On November 14, 1995, he was re-elected a director of the Company. Mr. Golkin has been a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. since January 1996. Mr. Golkin was a general partner of Kohlberg Kravis Roberts & Co. L.P. from January 1995 to January 1996. Prior to 1995 Mr. Golkin was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Golkin also is a director of PRIMEDIA Inc.

    JAMES L. JOHNSON has been a director of the Company since March 1995.
Mr. Johnson has been Chairman Emeritus of GTE Corporation since 1992. From April 1988 to May 1992 he was Chairman and Chief Executive Officer of GTE Corporation. Mr. Johnson also is a director of CellStar Corporation, The FINOVA Group Inc., Harte-Hanks Communications Inc. and MONY Group.

    SCOTT C. NUTTALL was appointed to the Board of Directors on August 3, 2000. Mr. Nuttall has been an associate of Kohlberg Kravis Roberts & Co. L.P. since 1996. From 1995 to 1996, Mr. Nuttall was an executive with the Blackstone Group. Mr. Nuttall also is a director of Kinder Care Learning Centers and Amphenol Corp.

    WAYNE W. ROBINSON was appointed to the Board of Directors on August 3, 2000. Mr. Robinson has been the Chairman and Chief Executive Officer of United Fixtures Company since 1998. From 1996 to 1998 Mr. Robinson served as President and Chief Executive Officer of Allied Foods, Inc., and from 1994 to 1996
Mr. Robinson was the General Manager-Manufacturing of GE Power Delivery for General Electric Company.

    NEIL A. SPRINGER was appointed to the Board of Directors on August 3, 2000. Mr. Springer is managing director of Springer & Associates LLC which was established in 1994. Mr. Springer also is a director of IDEX Corporation and US Freightways.

    MICHAEL T. TOKARZ has been a director of the Company since 1987. Mr. Tokarz has been a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. since January 1996. Mr. Tokarz was a general partner of Kohlberg Kravis Roberts & Co. L.P. from January 1993 to January 1996. Prior to 1993 Mr. Tokarz was an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Tokarz also is a director of Evenflo Company, Inc., IDEX Corporation, KSL Recreation Corporation, PRIMEDIA Inc. and Spalding Holdings Corporation.

    In order to be elected, a nominee must receive the vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Abstentions from voting, as well as broker non-votes, will be considered as votes cast against and therefore will have the same effect as a vote against the election of directors. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the election of the nominees listed above.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH ABOVE.

                                  PROPOSAL TWO
TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT CERTIFIED
                     PUBLIC ACCOUNTANTS FOR THE YEAR ENDING
                               DECEMBER 31, 2001

    The Board has appointed PricewaterhouseCoopers LLP as independent certified public accountants for the year ending December 31, 2001. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. He will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. PricewaterhouseCoopers LLP has served as independent certified public accountants for the Company since its formation in 1987.

    The appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the year ending December 31, 2001 will be ratified if approved by the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Abstentions from voting, as well as broker non-votes, will be considered as votes cast against the proposal and, therefore, will have the same effect as a vote against the appointment of PricewaterhouseCoopers LLP as independent certified public accountants. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the year ending
December 31, 2001.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2001.

FEES PAID TO INDEPENDENT AUDITOR

    The fees paid to PricewaterhouseCoopers LLP, the Company's independent auditor, during the Transition Period are as follows:

                                                              FEES PAID
                                                              ----------
Audit Fees(1)...............................................  $  895,000
Financial Information Systems Design and Implementation
  Fees(2)...................................................  $  317,000
All Other Fees(3)...........................................  $1,295,950

------------------------

(1) Includes the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the Transition Period and the reviews of the financial statements included in the Company's Quarterly Report on Form 10-Q for the Transition Period.

(2) Includes the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the provision of information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the Transition Period.

(3) Includes the aggregate fees billed for all services, including tax consultation services, rendered by PricewaterhouseCoopers LLP, other than fees for the services which must be reported under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," during the Transition Period.

    In discussing the independence of the Company's independent auditor, the Audit Committee considered whether the provision of information technology services and other non-audit services is compatible with maintaining the auditor's independence.

                              CORPORATE GOVERNANCE

BOARD MEETINGS AND COMMITTEES

    During the Transition Period, there were seven (7) meetings of the Board, two (2) meetings of the Audit Committee, three (3) meetings of the Compensation Committee and one (1) meeting of the Nominating and Corporate Governance Committee.

    All of the incumbent directors attended at least 75% of the combined number of Board meetings and meetings of Committees of which they were members that were held during the Transition Period. Messrs. Amter, Nuttall, Robinson and Springer were appointed to the Board on August 3, 2000. Mr. DeFosset was appointed to the Board effective November 6, 2000.

    The Audit Committee adopted a written charter on May 26, 2000 in compliance with the rules of the New York Stock Exchange. The charter, as set forth in Exhibit A to this Proxy Statement, provides that the Audit Committee shall assist the Board of Directors in fulfilling its responsibility to the Company's stockholders relating to the Company's financial reporting process and systems of internal control. The

Audit Committee is also responsible for determining whether the Company's financial systems and reporting practices are in accordance with applicable requirements. The Audit Committee has the authority to institute special investigations and to retain special counsel or experts as it deems appropriate. The Audit Committee consists solely of directors who are "independent" within the meaning of Section 303 of the New York Stock Exchange listing standards. The present members of the Audit Committee are Neil A. Springer, Chairman, Robert F. Amter, James L. Johnson and Wayne W. Robinson.

    The Compensation Committee is responsible for reviewing and approving salaries of senior executives of the Company and the presidents of its significant subsidiaries and for reviewing and recommending for approval by the Board executive and key employee compensation plans, including incentive compensation, stock incentives and other benefits. The Compensation Committee consists of directors who are not and never have been employees of the Company. The present members of the Compensation Committee are James L. Johnson, Chairman, Robert F. Amter, Wayne W. Robinson and Neil A. Springer.

    The Nominating and Corporate Governance Committee is responsible for establishing the criteria for and the qualifications of persons suitable for nomination as directors and reporting its recommendations to the Board. The Nominating and Corporate Governance Committee will consider candidates for nominees for election as directors of the Company submitted by stockholders. Any stockholder who wishes to have the Nominating and Corporate Governance Committee consider a candidate is required to give written notice of the stockholder's intention to make such a nomination. Notices of nomination for the 2002 annual meeting must be received by the Company's Secretary at the address on the first page of this Proxy Statement no earlier than January 6, 2002 and no later than January 26, 2002. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, as set forth in the Company's by-laws. A proposed nomination which does not comply with the above requirements will not be considered. The present members of the Nominating and Corporate Governance Committee are Howard L. Clark, Jr., Chairman, Donald N. Boyce, Perry Golkin and Michael T. Tokarz.

DIRECTORS' COMPENSATION

    No directors' fees are paid to directors who are full-time employees of the Company or any of its subsidiaries. For the Transition Period, non-employee directors of the Company were paid retainer fees of $7,500 per quarter. Each non-employee director also received a fee of $1,500 for each Board or Committee meeting attended and was reimbursed for travel and lodging expenses. Beginning November 3, 2000, when he resigned as Interim Chief Executive Officer and President of the Company, Mr. Boyce, as non-executive Chairman of the Board, receives an annual retainer fee of $250,000 and is not paid additional compensation for attendance at Board or Committee meetings.

    On April 11, 1995, the Board approved and adopted the Walter
Industries, Inc. Directors' Deferred Fee Plan under which non-employee directors may elect to defer all or a portion of their director's fees. The deferred fees, at each electing director's option, are credited to either an income account or a stock equivalent account or are divided between the two accounts. If a director elects the income account, the director's fees otherwise payable are credited as a dollar amount to the director's income account on the date such fees would otherwise have been paid. If a director elects the stock equivalent account, director's fees otherwise payable are converted to stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of the Common Stock on the date such fees would otherwise have been paid, or if that date is not a trading date, on the next trading date. The income account is credited quarterly with interest at the prime rate, and the stock equivalent account is credited with stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant been the actual owner of the number of shares of Common Stock credited to his account immediately prior to such dividend. Payments under the Deferred Fee Plan begin upon the later of the termination of the director's services as a director or date of retirement from the director's principal occupation or employment in such number of annual installments as shall be determined by the Company. Payments from the income account are made in cash, and payments from the stock equivalent account are made in cash at the Common Stock's then current market value, or, at the Company's option, in shares of Common Stock. As of March 5, 2001, none of the incumbent directors had elected to participate in the Directors' Deferred Fee Plan.

CERTAIN RELATIONSHIPS AND CERTAIN RELATED TRANSACTIONS

    Upon his appointment as Chairman of the Board, Chief Executive Officer and President of the Company on April 24, 2000, Robert G. Burton purchased from the Company 242,425 shares of Common Stock at an aggregate purchase price of $2,000,006. Mr. Burton resigned on August 2, 2000. In connection with his resignation, Mr. Burton entered into a Separation Agreement with the Company pursuant to which: the Company purchased 242,425 shares of Common Stock owned by Mr. Burton at an aggregate price of $2,000,006; Mr. Burton received a lump sum payout of $2,353,222 in cash; and Mr. Burton forfeited options to acquire 1,000,000 shares of Common Stock previously granted to him.

    In connection with the resignation of Richard E. Almy, Executive Vice President and Chief Operating Officer, on June 21, 2000, the Company entered into a Separation Agreement with Mr. Almy which includes the following provisions: a payment of $230,000, representing a bonus payment for the fiscal year ended May 31, 2000 under the Company's Annual Incentive Plan for Key Employees; payments of $230,000 in August 2001 and August 2002; salary continuation of $400,000 per year for two years; executive outplacement services for up to 12 months; and a payment of $60,000 in lieu of any contributions the Company would have made on his behalf to the Company's Profit Sharing and Supplemental Profit Sharing Plans had he not resigned from the Company.

    In connection with the resignation of Thomas J. Quinlan, Executive Vice President, Treasurer, effective September 29, 2000, Mr. Quinlan, pursuant to his employment agreement, received a severance payment of $1,162,904.

    In connection with the resignation of James E. Lillie, Executive Vice President, Operations, effective October 20, 2000, Mr. Lillie, pursuant to his employment agreement, received a severance payment of $2,101,208.

    In connection with the resignation of Robert B. Lewis, Executive Vice President and Chief Financial Officer, effective November 3, 2000, Mr. Lewis, pursuant to his employment agreement, received a severance payment of $2,101,208.

    In connection with the resignation of Donald N. Boyce as Interim Chief Executive Officer and President of the Company, effective November 3, 2000,
Mr. Boyce, as non-executive Chairman of the Board, pursuant to an agreement with the Company, receives an annual retainer fee of $250,000 and he is not paid additional compensation for attendance at Board or Committee meetings.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation paid to or accrued by the Company for the account of (i) each of the individuals who served as the Chief Executive Officer of the Company during the Transition Period and (ii) each of the next four most highly compensated individuals who were serving as executive officers of the Company as of December 31, 2000, the end of the Transition Period.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                  ------------
                                                      ANNUAL COMPENSATION          SECURITIES
                                         FISCAL    -------------------------       UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR(1)    SALARY ($)      BONUS ($)      OPTIONS (#)       COMPENSATION($)(2)
---------------------------             --------   ----------      ---------      ------------      ------------------
Donald N. Boyce.......................   2000.7      375,000              0           75,000                    --
  Chairman of the Board and former         2000       (3)            (3)             (3)                 (3)
  Chief Executive Officer and              1999       (3)            (3)             (3)                 (3)
  President                                1998       (3)            (3)             (3)                 (3)

Don DeFosset(4).......................   2000.7      105,871        110,175          500,000                    --
  Chief Executive Officer and              2000       (4)            (4)             (4)                 (4)
  President                                1999       (4)            (4)             (4)                 (4)
                                           1998       (4)            (4)             (4)                 (4)

Robert G. Burton(5)...................   2000.7      156,818              0                0             2,353,222(a)
  Former Chairman of the Board,            2000       93,750              0        1,000,000(6)                 --
  Chief Executive Officer and              1999       (5)            (5)             (5)                 (5)
  President                                1998       (5)            (5)             (5)                 (5)

Ralph E. Fifield......................   2000.7      200,303        125,000           50,000             (b)
  Executive Vice President of the          2000      262,946        275,000           35,500             (b)
  Company and President of United          1999      239,493        240,000           50,000             (b)
  States Pipe and Foundry Company,         1998      230,000        115,000           50,000             (b)
  Inc.,
  a subsidiary of the Company

Edward A. Porter......................   2000.7      139,167        103,819           50,000                    --
  Senior Vice President,                   2000      213,000        136,000           15,000                34,465(c)
  General Counsel and Secretary            1999      204,000        140,000           15,000                32,011(c)
                                           1998      196,563        130,000           10,000                20,666(c)

George R. Richmond....................   2000.7      134,250         71,138           50,000             (b)
  President of Jim Walter Resources,       2000      200,000        100,000                0             (b)
  Inc.,                                    1999      185,000         65,000           20,000             (b)
  a subsidiary of the Company              1998      165,000        125,000           50,000             (b)

Gerard M. Sweeney.....................   2000.7      142,147         65,935           50,000                10,283(d)
  President of Applied Industrial          2000      140,625         44,331            5,000                12,251(d)
  Materials Corporation, a                 1999      126,810         27,140            5,000               118,919(d)
  subsidiary of the Company                1998      115,050         54,432           20,000                 9,223(d)

--------------------------

(1) The seven-month Transition Period (June 1, 2000 to December 31, 2000) representing a seven-month fiscal year is identified as fiscal year 2000.7 for purposes of this table. All other fiscal years represent a 12-month period ending May 31. As a result, the amounts shown for the Transition Period are not comparable to the amounts shown for the prior three fiscal years.

(2) This column consists of the following:

    (a) A severance payment of $2,353,222 paid upon Mr. Burton's resignation on August 2, 2000 pursuant to his separation agreement with the Company.

    (b) Messrs. Fifield and Richmond participate in the Pension Plan for Salaried Employees of Subsidiaries, Divisions and/or Affiliates of Walter Industries, Inc. and the Company's unfunded, non-qualified Supplemental Pension Plan, both of which are defined benefit plans described herein under "Executive Compensation--Annual Benefits Payable Under Pension Plans."

    (c) The Company's contribution for the accounts of Mr. Porter in the Walter Industries, Inc. Profit Sharing Plan (the "Profit Sharing Plan") and accruals for the related Supplemental Profit Sharing Plan (the "Supplemental Profit Sharing Plan") which provides benefits which would have been provided under the tax-qualified Profit Sharing Plan but for restrictions on such benefits imposed by the Internal Revenue Code of 1986, as amended. The Profit Sharing Plan and the Supplemental Profit Sharing Plan amounts included in this table are for the plan years ended August 31, 1998, August 31, 1999 and August 31, 2000.

    (d) The matching and discretionary contributions by Mr. Sweeney's employer, Applied Industrial Materials Corporation ("AIMCOR"), under the employer's 401(K) Plan and, for the fiscal year ended May 31, 1999, a retention bonus of $107,085 paid to Mr. Sweeney in October 1998, one year after the purchase of AIMCOR by the Company.

       Except as noted above, the Company did not pay or provide other forms of compensation (such as perquisites) to any of the named executive officers in amounts having an aggregate value exceeding the lesser of $50,000 or 10% of the total annual salary and bonus reported for such officers.

(3) Mr. Boyce was elected Interim Chairman, Chief Executive Officer and President on August 3, 2000. He resigned as Chief Executive Officer and President on November 2, 2000. He continues to serve as Chairman of the Board.

(4) Mr. DeFosset was elected Chief Executive Officer and President on November 2, 2000 and a Director effective November 6, 2000.

(5) Mr. Burton was elected Chairman, Chief Executive Officer and President on April 24, 2000. Mr. Burton resigned on August 2, 2000.

(6) Mr. Burton forfeited his options upon his resignation on August 2, 2000.

    The following table contains information regarding the grant of stock options to the executives named in the Summary Compensation Table during the Transition Period.

                       OPTION GRANTS IN TRANSITION PERIOD

                                                      INDIVIDUAL GRANTS
                                  ---------------------------------------------------------    POTENTIAL REALIZABLE
                                                       % OF                                      VALUE AT ASSUMED
                                  NUMBER OF           TOTAL                                    ANNUAL RATES OF STOCK
                                  SECURITIES         OPTIONS          EXERCISE                PRICE APPRECIATION FOR
                                  UNDERLYING        GRANTED TO        OR BASE                     OPTION TERM($)
                                   OPTIONS          EMPLOYEES          PRICE     EXPIRATION   -----------------------
NAME                               GRANTED     IN TRANSITION PERIOD    ($/SH)     DATE(1)       5%(2)        10%(2)
----                              ----------   --------------------   --------   ----------   ----------   ----------
Donald N. Boyce.................    75,000              4.3           7.46875    11/2/2010      356,097      898,824
Robert G. Burton................        --               --                --           --           --           --
Don DeFosset....................   500,000             28.6           7.46875    11/2/2010    2,373,980    5,992,159
Ralph E. Fifield................    50,000              2.9           7.46875    11/2/2010      237,398      599,216
Edward A. Porter................    50,000              2.9           7.46875    11/2/2010      237,398      599,216
George R. Richmond..............    50,000              2.9           7.46875    11/2/2010      237,398      599,216
Gerard M. Sweeney...............    50,000              2.9           7.46875    11/2/2010      237,398      599,216

------------------------

(1) The right to exercise all of the options expires no later than the tenth anniversary of the date on which they were granted. All of the options, except for those granted to Mr. Boyce, vest at the rate of 20% per annum, beginning on the first anniversary of the grant. Mr. Boyce's options vest November 2, 2001, one year from the date of grant.

(2) The amounts of hypothetical potential appreciation shown in these columns reflect required calculations at annual appreciation rates of 5% and 10% set by the Securities and Exchange Commission and, therefore, are not intended to represent either historical appreciation or anticipated future appreciation in the price of Common Stock.

    The following table contains information covering the exercise of options by the executives named in the Summary Compensation Table during the Transition Period and unexercised options held as of the end of the Transition Period.

   AGGREGATED OPTION EXERCISES IN TRANSITION PERIOD AND TRANSITION PERIOD-END
                                 OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                             SHARES                        UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                          ACQUIRED ON       VALUE       OPTIONS AT DECEMBER 31, 2000    DECEMBER 31, 2000 ($)(1)
NAME                      EXERCISE (#)   REALIZED ($)   (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
----                      ------------   ------------   ----------------------------   ---------------------------
Donald N. Boyce.........       0              0               0/75,000                      0/2,344
Robert G. Burton(2).....       0              0                  --                           --
Don DeFosset............       0              0               0/500,000                    0/15,625
Ralph E. Fifield........       0              0             95,165/90,335                   0/1,563
Edward A. Porter........       0              0            105,000/65,000                   0/1,563
George R. Richmond......       0              0             87,333/56,667                   0/1,563
Gerard M. Sweeney.......       0              0             5,000/75,000                    0/1,563

------------------------

(1) Represents the fair market value as of December 29, 2000 ($7.50 per share, the closing stock price on such date) of the option shares less the exercise price of the options.

(2) On April 24, 2000, Mr. Burton was granted options to purchase 1,000,000 shares of the Company's Common Stock. Due to his resignation prior to the first anniversary of the grant date of such options, Mr. Burton forfeited such 1,000,000 options upon termination of his employment with the Company on August 2, 2000.

PROFIT SHARING PLANS

    Under the Profit Sharing Plan and the Supplemental Profit Sharing Plan, amounts contributed by the Company for the benefit of the participants become payable upon termination of employment. In the case of the Supplemental Profit Sharing Plan, accrued amounts are payable, at the discretion of the Company, in either a lump sum or in sixty equal monthly installments. While the Profit Sharing Plan provides retirement benefits for all salaried employees of the Company and certain of its subsidiaries, the Company makes accruals for the Supplemental Profit Sharing Plan only for such employees as to whom the full contribution under the Profit Sharing Plan has been limited by the Internal Revenue Code.

ANNUAL BENEFITS PAYABLE UNDER PENSION PLANS

    The table below sets forth the aggregate estimated annual retirement benefits payable under the Pension Plan for Salaried Employees of Subsidiaries, Divisions and/or Affiliates of Walter Industries, Inc. (the "Pension Plan") and under the Company's unfunded, non-qualified Supplemental Pension Plan (the "Supplemental Pension Plan" and, together with the Pension Plan, the "Pension Plans") for employees of certain subsidiaries of the Company retiring at normal retirement age (65) on January 1, 2001, and is based on social security covered compensation in effect on January 1, 2001:

                                                               YEARS OF SERVICE
                                             ----------------------------------------------------
REMUNERATION                                    15         20         25         30         35
------------                                 --------   --------   --------   --------   --------
$150,000..................................   $ 30,397   $ 40,529   $ 50,661   $ 60,793   $ 70,925
 175,000..................................     35,928     47,904     59,880     71,856     83,832
 200,000..................................     41,459     55,279     69,099     82,918     96,738
 225,000..................................     46,990     62,654     78,317     93,981    109,644
 250,000..................................     52,522     70,029     87,536    105,043    122,550
 300,000..................................     63,584     84,779    105,974    127,168    148,363
 350,000..................................     74,647     99,529    124,411    149,293    174,175
 400,000..................................     85,709    114,279    142,849    171,418    199,988
 450,000..................................     96,772    129,029    161,286    193,543    225,800
 500,000..................................    107,834    143,779    179,724    215,668    251,613
 550,000..................................    118,897    158,529    198,161    237,793    277,425
 600,000..................................    129,959    173,279    216,599    259,918    303,238
 650,000..................................    141,022    188,029    235,036    282,043    329,050
 700,000..................................    152,084    202,779    253,474    304,168    354,863
 750,000..................................    163,147    217,529    271,911    326,293    380,675
 800,000..................................    174,209    232,279    290,349    348,418    406,488

    Benefit payments under the Pension Plans are based on final average annual compensation (including overtime pay, incentive compensation and certain other forms of compensation reportable as wages taxable for Federal income tax purposes) for the five consecutive years within the final ten years of employment prior to normal retirement age (65) which produce the highest average. This is generally equivalent to the sum of the amounts included under the Salary and Bonus column headings in the Summary Compensation Table above. Benefit amounts are shown on a straight-line annuity basis, payable annually upon retirement at age 65. No offsets are made for the value of any social security benefits earned. The Company makes accruals for the Supplemental Pension Plan only for such employees as to whom the pension benefits under the Pension Plan have been limited by the Internal Revenue Code. In the case of the Supplemental Pension Plan, the employer may, in its sole discretion, elect to furnish any and all benefits due by purchasing annuities, or by other means at its disposal, including payment of the present value of such benefits.

    Of the named executive officers, Mr. Fifield and Mr. Richmond are participants in the Pension Plans with 3 and 22 credited years of service, respectively.

COMPENSATION COMMITTEE INTERLOCKS OR INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    None of the members of the Compensation Committee was an officer or employee of the Company or had any relationship with the Company requiring disclosure under applicable SEC regulations during the Transition Period.

EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS

    The Company has employment agreements with Mr. DeFosset and Mr. Porter. Under Mr. DeFosset's agreement dated November 4, 2000, he receives a base salary of $650,000 per annum and a target bonus level of 100% of base salary.
Mr. DeFosset's agreement also provides that if he is involuntarily terminated, other than for cause (as defined in the agreement), prior to December 31, 2001, he is entitled to (a) guaranteed continuation of base salary for 12 months,
(b) a pro rata bonus for the portion of the fiscal year actually worked and
(c) 12 months of additional bonus computed in accordance with the plan terms in effect at the date of termination. If Mr. DeFosset is terminated, other than for cause, after December 31, 2001, he is entitled to (a) guaranteed continuation of base salary for 24 months, (b) a pro rata bonus for the portion of the year actually worked and (c) 12 months of additional bonus computed in accordance with the plan terms in effect at the date of termination. Under Mr. Porter's agreement dated August 23, 2000, Mr. Porter receives a base salary of $250,000 per annum and a target bonus of 70% of base salary. Mr. Porter's agreement also provides that in the event of involuntary termination, other than for cause (as defined in the agreement), he is entitled to (a) 18 months of continuing salary and bonus at the rate in effect at the time of termination and (b) three years from date of termination to exercise all vested stock options or awards.

                               PERFORMANCE GRAPH

    The following line graph compares the Company's cumulative stock market performance with the Russell 2000 Stock Index ("Russell 2000") and the Dow Jones Industrial-Diversified Index ("Dow Jones Industrial-Diversified").

    Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Company's Common Stock, the Russell 2000 and the Dow Jones Industrial-Diversified on June 1, 1995 and
(ii) reinvestment of all dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG WALTER INDUSTRIES, INC., RUSSELL 2000 AND DOW JONES INDUSTRIAL-DIVERSIFIED

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC
Dollars

                                   JUNE 1, 1995  MAY 31, 1996  MAY 31, 1997  MAY 31, 1998  MAY 31, 1999  MAY 31, 2000
WALTER INDUSTRIES INC                       100         96.26        106.54        142.99         98.13         81.57
RUSSELL 2000 INDEX                          100        133.89        140.89        168.96        162.32         176.2
DOW JONES INDUSTRIAL- DIVERSIFIED           100        129.79        164.38        208.69        246.43        314.77

                                   DECEMBER 31, 2000
WALTER INDUSTRIES INC                          56.97
RUSSELL 2000 INDEX                            178.92
DOW JONES INDUSTRIAL- DIVERSIFIED             308.93

Years Ending

                                                                                INDEXED RETURNS
                                                                                  YEARS ENDING
                                     BASE PERIOD    ------------------------------------------------------------------------
COMPANY/INDEX                        JUNE 1, 1995   MAY 31, 1996   MAY 31, 1997   MAY 31, 1998   MAY 31, 1999   MAY 31, 2000
-------------                        ------------   ------------   ------------   ------------   ------------   ------------
WALTER INDUSTRIES, INC.............      100            96.26         106.54         142.99          98.13          81.57
DOW JONES INDUSTRIAL--
  DIVERSIFIED......................      100           129.79         164.38         208.69         246.43         314.77
RUSSELL 2000.......................      100           133.89         140.89         168.96         162.32         176.20

                                      INDEXED RETURNS
                                       YEARS ENDING
                                     -----------------
COMPANY/INDEX                        DECEMBER 31, 2000
-------------                        -----------------
WALTER INDUSTRIES, INC.............        56.97
DOW JONES INDUSTRIAL--
  DIVERSIFIED......................       308.93
RUSSELL 2000.......................       178.92

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee"), consists entirely of non-employee directors and is responsible for reviewing and approving executive compensation philosophy and policies, as well as the application of such policies to the compensation of the Company's Chief Executive Officer and other executive officers. The Committee is also responsible for the administration of and awards under the Amended 1995 Long-Term Incentive Stock Plan of Walter Industries, Inc. (the "1995 Stock Plan").

GENERAL COMPENSATION POLICY

    The purpose of the Company's executive compensation program is to
(i) attract, motivate and retain qualified key executives who are responsible for the success of the Company as a whole, (ii) provide incentives to management to increase stockholder value, (iii) increase the overall performance of the Company and (iv) increase the performance of individual executives.

PRINCIPAL COMPENSATION ELEMENTS

    The principal elements of the Company's executive compensation for the Transition Period resulting from the change to a fiscal year ending
December 31, were base pay, short-term cash incentive compensation and stock-based incentives. To determine guidelines for each of these elements of compensation, the Company has, for many years, maintained specific salary grade levels and corresponding pay ranges for every salaried position in the Company. Such salary ranges are periodically benchmarked against external salary survey data, including comparable compensation data for numerous diversified manufacturing and residential construction companies. The Committee believes that such surveys provide a reliable standard for measuring the Company's compensation practices. As part of this benchmarking process, the Company reviews and evaluates its executive pay structure with outside compensation consultants to confirm the validity of the executive salary ranges and to conform such structure with competitive market levels for several key positions, including the Chief Executive Officer.

BASE SALARY

    The Committee annually reviews and approves the base salary of each executive officer. In determining salary adjustments, the Committee considers the responsibilities associated with the position, individual contribution and performance and applicable external salary survey data.

EXECUTIVE BONUSES

    The Company's executive officers are eligible for annual cash bonuses under the Company's Annual Incentive Plan for Key Employees (the "Incentive Plan"). The Incentive Plan utilizes targets based on objectives for operating income and return on assets employed to determine bonus funding pools for key corporate and subsidiary employees. Bonuses paid to employees of the Company's operating subsidiaries are based on the relative performances of each of the Company's operating subsidiaries, and bonuses paid to corporate employees are based on the performance of the Company as a whole.

    Neither Mr. Burton nor Mr. Boyce was eligible to participate in the Incentive Plan. Mr. DeFosset received a pro rata bonus under the Incentive Plan reflecting his employment by the Company on November 2, 2000 and his performance during the Transition Period.

STOCK-BASED COMPENSATION

    The Committee believes that equity ownership by management is beneficial in aligning the interests of management and the Company's stockholders for the purpose of enhancing stockholder value. To this end, in July 1995 the Company adopted the 1995 Stock Plan and in September 1997 amended the 1995 Stock Plan to provide for additional shares of Common Stock.

    The purpose of the 1995 Stock Plan is to provide stock based awards as components of executive compensation to assure external competitiveness of total compensation, encourage equity ownership by key executives, motivate executives to improve long-term stock performance, and align executives' interests with the enhancement of stockholder value.

    Under the 1995 Stock Plan, grants are made periodically by the Committee based on recommendations of the Chief Executive Officer (with the exception of grants to the Chief Executive Officer) and the advice of the Committee's outside consultant, taking into consideration the respective responsibilities of each position, external stock-based compensation survey data, and the strategic and operational goals and performance of each participant. Awards to the Chief Executive Officer are determined separately by the Committee and are based on, among other things, the Committee's perception of expected future contributions by the Chief Executive Officer to the Company's long-term performance.

    The exercise prices for all options granted during the Transition Period were at the then market value of the Common Stock based on an average of the high and low prices on the date of the grant, or a price higher than market value. The exercise price of awards granted, the life of such awards, vesting of awards and other terms and conditions of awards granted under the 1995 Stock Plan are determined by the Committee, in its discretion. Options must expire not more than ten years from their date of grant.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" as defined in Section 162(m). All of the members of the Committee qualify as "outside directors." The Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation. In September 1997 the stockholders approved the Incentive Plan which is intended to ensure that amounts paid under such plan are deductible for federal income tax purposes.

COMPENSATION OF CHAIRMEN OF THE BOARD AND CHIEF EXECUTIVE OFFICERS

    Mr. DeFosset joined the Company as President and Chief Executive Officer on November 2, 2000. The Board of Directors, after due consideration, agreed that Mr. DeFosset's base compensation would be at a rate of $650,000 per annum. In setting Mr. DeFosset's compensation the Board considered factors such as Mr. DeFosset's individual experience, expertise in his prior position, anticipated contribution to the Company and pay practices in effect for chief executive officers generally. An option to purchase 500,000 shares of Common Stock was granted to Mr. DeFosset on November 2, 2000 pursuant to the 1995 Stock Plan with a price of $7.46875 per share.

    Mr. Burton resigned on August 2, 2000 and, in addition to his compensation paid to the date of his resignation, was paid a lump sum of $2,353,222 pursuant to his Separation Agreement with the Company.

    Mr. Boyce, who acted as Interim Chairman of the Board, President and Chief Executive Officer from August 3, 2000 until November 2, 2000, received $375,000 from the Company for his services during that period, together with a grant of an option to purchase 75,000 shares of Common Stock pursuant to the 1995 Stock Plan at a price of $7.46875 per share. As non-executive Chairman of the Board of Directors,

Mr. Boyce receives $250,000 per year and does not receive any additional compensation for attendance at Board or Committee meetings.

SUMMARY

    The Committee believes that the mix of market-based salaries, significant variable cash incentives for short-term performance, and long-term incentives in the form of stock-based awards which provide the potential for equity ownership in the Company represents a balance that will enable the Company to attract and retain key executive talent necessary for long-term growth. The Committee further believes that this program strikes an appropriate balance between the interests of stockholders and needs of the Company in operating its businesses.

                                          COMPENSATION COMMITTEE
                                          James L. Johnson, Chairman
                                          Robert F. Amter
                                          Wayne W. Robinson
                                          Neil A. Springer

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee reports as follows with respect to the audit of the Company's audited financial statements for the Transition Period (June 1, 2000 to December 31, 2000):

    Management of the Company is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditor is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee the processes.

    The Audit Committee has met and held discussions with management and the Company's independent auditor. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    The Company's independent auditor also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee discussed with the independent auditor that firm's independence from the Company. Based on the Audit Committee's discussions with management and the independent auditor of the Company's consolidated audited financial statements and the Audit Committee's review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Transition Report on Form 10-K for the seven-month transition period ended December 31, 2000 filed with the Securities and Exchange Commission.

    This report by the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such Acts.

                                          AUDIT COMMITTEE
                                          Neil A. Springer, Chairman
                                          Robert F. Amter
                                          James L. Johnson
                                          Wayne W. Robinson

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

    Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during the Transition Period ended December 31, 2000.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following tables furnish information, as of March 7, 2001, as to:
(i) shares of Common Stock beneficially owned by each nominee for director and each executive officer of the Company named in the Summary Compensation Table herein; (ii) shares of Common Stock beneficially owned by all current directors and executive officers of the Company as a group; and (iii) the name and address of each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock. Except as indicated below, to the knowledge of the Company, each person indicated in the following tables has sole voting and investment power as to the shares shown.

                 OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                          NUMBER OF SHARES
                                                          OF COMMON STOCK         PERCENT OF COMMON
NAME OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED       STOCK OUTSTANDING
------------------------                                 ------------------       -----------------
Robert F. Amter........................................                  0                    *
Director

Donald N. Boyce........................................             20,000(1)                 *
Chairman of the Board of Directors and former Chief
  Executive Officer and President

Howard L. Clark, Jr....................................                   (2)                  (2)
Director

Don DeFosset(3)........................................             22,251                    *
Director, President and Chief Executive Officer

Perry Golkin...........................................         13,958,589(4)(5)           30.5(4)(5)
Director

James L. Johnson.......................................             10,000                    *
Director

Scott C. Nuttall.......................................                  0                    *
Director

Wayne W. Robinson......................................                  0                    *
Director

Neil A. Springer.......................................                500                    *
Director

                                                          NUMBER OF SHARES
                                                          OF COMMON STOCK         PERCENT OF COMMON
NAME OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED       STOCK OUTSTANDING
------------------------                                 ------------------       -----------------
Michael T. Tokarz......................................         13,958,589(4)(5)           30.5(4)(5)
Director

Robert G. Burton(6)....................................                  0                    *
Former Chairman, Chief Executive Officer and President

Ralph E. Fifield.......................................            106,914(7)                 *
Executive Vice President of the Company and President
  of United States Pipe and Foundry Company, Inc. a
  subsidiary of the Company

Edward A. Porter.......................................            118,794(8)                 *
Senior Vice President, General Counsel and Secretary

George R. Richmond.....................................             90,960(9)                 *
President of Jim Walter Resources, Inc., a subsidiary
  of the Company

Gerard M. Sweeney......................................             26,937(10)                *
President of Applied Industrial Materials Corporation,
  a subsidiary of the Company

All current directors and executive officers as a group
  (20 individuals).....................................         14,400,690(5)(11)          31.3

------------------------

* LESS THAN 1% OF OUTSTANDING COMMON STOCK

(1) Includes 10,000 shares owned by Mr. Boyce's wife.

(2) Mr. Clark is Vice Chairman of Lehman Brothers, Inc. See "Ownership of Principal Stockholders" below for information concerning ownership of shares by Lehman Brothers, Inc.'s affiliate, Lehman Brothers Holdings, Inc.

(3) Mr. DeFosset was appointed President and Chief Executive Officer on November 2, 2000 and elected a Director effective November 6, 2000.

(4) Messrs. Tokarz and Golkin are general partners of KKR Associates, L.P., which is the sole general partner of each of JWC Associates, L.P., JWC Associates II, L.P. and KKR Partners II, L.P. (the "KKR Investors") and Channel One Associates, L.P. ("Channel One"), and thus Messrs. Tokarz and Golkin may be deemed to be beneficial owners of the shares owned by the KKR Investors and Channel One (see "Ownership of Principal Stockholders" below). Messrs. Tokarz and Golkin disclaim beneficial ownership of such shares. The number of shares of Common Stock includes 3,553,380 shares of Common Stock held in an escrow account established on September 13, 1995 for the benefit of the KKR Investors pursuant to the Company's Amended Joint Plan of Reorganization, dated as of December 9, 1994, as modified on March 1, 1995 and confirmed on March 15, 1995 ("Plan of Reorganization"). Each of the KKR Investors currently has the power to vote a portion of such shares. See Footnote (5) below and Footnote (1) under "Ownership of Principal Stockholders" below. For so long as the KKR Investors have the power to exercise voting rights with respect to such escrowed shares, or if all such escrowed shares were distributed to the KKR Investors, Messrs. Tokarz and Golkin may be deemed to be beneficial owners of such 3,553,380 escrowed shares of Common Stock. Messrs. Tokarz and Golkin disclaim beneficial ownership of such shares.

(5) Includes 3,553,380 shares of Common Stock held in an escrow account for the benefit of the KKR Investors, established on September 13, 1995 pursuant to the Plan of Reorganization. To the extent that certain contingencies regarding Federal income tax claims of the Company are resolved satisfactorily, such escrowed shares will be distributed to the KKR Investors under the Plan of Reorganization. To the extent such matters are not settled satisfactorily, some or all of the escrowed shares may be returned to the Company and canceled. Until such matters are finally determined, the KKR Investors will have the power to exercise voting rights with respect to such respective escrowed shares of Common Stock. For so long as the KKR Investors have the power to exercise voting rights with respect to such escrowed shares, or if all such escrowed shares were distributed to the KKR Investors, the KKR Investors will be deemed to beneficially own such escrowed shares of Common Stock.

(6) Mr. Burton was appointed Chairman, Chief Executive Officer and President on April 24, 2000 and resigned on August 2, 2000.

(7) Includes options to purchase 95,165 shares exercisable currently or within 60 days of March 7, 2001.

(8) Includes options to purchase 105,000 shares exercisable currently or within 60 days of March 7, 2001.

(9) Includes options to purchase 87,333 shares exercisable currently or within 60 days of March 7, 2001.

(10) Includes options to purchase 24,999 shares exercisable currently or within 60 days of March 7, 2001.

(11) Includes 13,958,589 shares of Common Stock owned of record by the KKR Investors and Channel One, which may be deemed to be beneficially owned by Messrs. Tokarz and Golkin. See Footnotes (4) and (5) above. Does not include shares of Common Stock owned by Lehman Brothers Holdings, Inc. See Footnote
    (2) above. Also includes 323,830 shares purchasable by all current directors and executive officers under stock options exercisable currently or within 60 days of March 7, 2001.

                      OWNERSHIP OF PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of the close of business on March 7, 2001, information as to those holders (other than officers and directors of the Company), known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock. Except as indicated below, to the knowledge of the Company, each stockholder indicated in the following table has sole voting and investment power as to the shares shown.

                                                                                 PERCENT OF
                                                                                   COMMON
                                                                                    STOCK
NAME AND COMPLETE MAILING ADDRESS                             NUMBER OF SHARES   OUTSTANDING
---------------------------------                             ----------------   -----------
The KKR Investors(1)........................................     13,958,589         30.5
(JWC Associates, L.P., JWC Associates II, L.P.
and KKR Partners II, L.P.) and
Channel One Associates, L.P.
c/o Kohlberg Kravis Roberts & Co., L.P.
9 West 57th Street
New York, NY 10009

Asbestos Settlement Trust(2)................................      5,470,662         12.0
Mellon Bank Center
919 Market Center
Wilmington, DE 19801

Lehman Brothers Holdings, Inc. .............................      2,849,321          6.2
3 World Financial Center
New York, NY 10285

Samuel R. Shapiro...........................................      7,177,080         15.7
Shapiro Capital Management Company, Inc.(3)
Kaleidoscope Fund, L.P.
3060 Peachtree Road, N.W.
Atlanta, GA 30305

Leon G. Cooperman(4)........................................      2,839,963          6.2
(Omega Capital Partners, L.P.,
Omega Institutional Partners, L.P.
Omega Overseas Partners, Ltd.
Omega Capital Investors, L.P.)
88 Pine Street
Wall Street Plaza, 31st Floor
New York, NY 10005

------------------------

(1) The shares of Common Stock are owned of record by the KKR Investors as follows: 9,309,427 shares are owned of record by JWC Associates, L.P.; 61,687 shares are owned of record by JWC Associates II, L.P.; and 225,675 shares are owned of record by KKR Partners II, L.P., including 3,446,979, 22,841, and 83,560 shares, respectively, held in an escrow account established on September 13, 1995 pursuant to the Plan of Reorganization. To the extent that certain contingencies regarding Federal income tax claims of the Company are resolved satisfactorily, up to 3,553,380 of the escrowed shares will be distributed to the KKR Investors under the Plan of Reorganization. To the extent such matters are not settled satisfactorily, some or all of the escrowed shares may be returned to the Company and canceled. Until such matters are fully determined, the KKR Investors will have the power to exercise voting rights with respect to such shares of Common Stock. For so long as the KKR Investors have the power to exercise voting rights with respect to all such escrowed shares, or if all such escrowed shares were distributed to the KKR Investors, the KKR Investors will beneficially own such 3,553,380 shares of Common Stock. The Company has been advised that as of March 7, 2001 Channel One owned of record 4,361,800 shares of Common Stock.

    KKR Associates, L.P. is the sole general partner of each of the KKR Investors and Channel One. The general partners of KKR Associates, L.P. are Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Michael W. Michelson, Paul E. Raether, Michael T. Tokarz, James H. Greene, Jr., Perry Golkin, Scott M. Stuart and Edward A. Gilhuly, each of whom disclaims beneficial ownership of such shares. See "Ownership of Directors and Executive Officers" above.

(2) The Celotex Trust is subject to an agreement with the Company and Lehman Brothers Inc. pursuant to which it is obligated to vote and execute written consents with respect to the shares of Common Stock held by it in proportion to the votes cast or consents executed and delivered by all other holders of Common Stock on each matter voted on by stockholders. Identical restrictions on the voting of Common Stock by the Celotex Trust are contained in the Company's Amended and Restated Certificate of Incorporation and the Plan of Reorganization.

(3) According to the Schedule 13G filed by Shapiro Capital Management
    Company, Inc., Samuel R. Shapiro and the Kaleidoscope Fund, LP with the Securities and Exchange Commission on January 10, 2001 (the "Shapiro 13G"), advisory clients of Shapiro Capital Management Company, Inc. and the Kaleidoscope Fund, LP own an aggregate of 7,177,080 shares of Common Stock. According to the Shapiro 13G, Mr. Shapiro is the president and majority shareholder of Shapiro Capital Management Company, Inc. and the Kaleidoscope Fund, LP and exercises dispositive power over such shares.

(4) According to the Schedule 13G filed by Mr. Cooperman with the Securities and Exchange Commission on February 7, 2001 (the "Cooperman 13G"), the shares of Common Stock beneficially owned by Mr. Cooperman are as follows: 800,160 shares are beneficially owned by Omega Capital Partners, L.P.; 49,739 shares are beneficially owned by Omega Institutional Partners, L.P.; 105,400 shares are beneficially owned by Omega Capital Investors, L.P.; 1,100,635 shares are beneficially owned by Omega Overseas Partners, Ltd.; and 784,029 shares are beneficially owned by certain institutional clients for which Mr. Cooperman serves as the discretionary investment advisor. According to the Cooperman 13G, Mr. Cooperman has shared voting and investment power for 784,029 shares.

                              STOCKHOLDER PROPOSAL

    The Company has been advised that T. A. McKay & Co., Inc. ("McKay"), 630 Fifth Avenue, Suite 1956, New York, NY, 10111, as fund manager of Simplon Investments Limited and Simplon Partners, L.P., intends to introduce the following resolution at the Annual Meeting:

        Resolved: That the shareholders of Walter Industries, Inc. hereby request and recommend that the Board of Directors take all necessary action to liquidate Walter Industries, Inc. through the sale of all of its operating businesses for cash and use the proceeds to repay all of its outstanding debt, pay capital gains taxes due, and make liquidating distributions to its shareholders.

    McKay has submitted the following statement in support of the resolution:

    "When Walter Industries, Inc. emerged from Chapter 11 reorganization in 1995, its stock traded in the mid-teens. Since then, the Dow Jones Industrial Average and the Standard & Poor's 500 Index have nearly tripled, while the price of Walter Industries stock has declined to the $6 - 14 range.

    "None of Walter Industries, Inc.'s five business units has any connection to any of the others, making the combination difficult for management to oversee effectively. This is evident from the disappointing results achieved by AIMCOR since its acquisition and the ongoing problems in the coal mining unit. None of the businesses except for homebuilding is located anywhere near the corporate headquarters in Tampa. Moreover, the collection of unrelated businesses makes Walter Industries exceedingly difficult for investors to analyze and value appropriately. There is no reason to believe that the current chief executive officer will be any more successful than the previous four CEOs that the company had last year.

    "If Walter Industries were to be liquidated, we believe that cash distributions in the $20 1/2--25 range, net of all taxes and debt repayment, could be made. Therefore, we believe a liquidation of Walter Industries is in the best interest of all of Walter Industries' shareholders."

    The Company has been advised by McKay that investment funds managed by McKay beneficially own 795,000 shares of Common Stock.

          COMPANY'S RESPONSE IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

    The Board opposes the proposal because it believes that liquidation of the Company is not in the best interests of stockholders. The proposal fails to recognize the Company's September 2000 announcement of its change in strategic direction and the significant actions taken in recent months to implement that new strategy, which calls for streamlining the Company's focus, reducing costs and unlocking the value associated with the Company's asset base.

    In a significant first step to streamline its diverse business operations, the Company has announced that it is engaged in a due diligence process with a number of potential buyers for its JW Aluminum Company subsidiary. Should an acceptable offer be received, a divestiture transaction could be finalized during the first half of 2001, with the proceeds applied toward debt reduction, share repurchases and investment in the Company's core businesses. The Company further announced that its coal mining and methane gas subsidiary, Jim Walter Resources, Inc., is no longer considered a core business of Walter
Industries, Inc. and all options for its divestiture, including a sale, continue to be explored. The Company believes that an orderly exit from the mining business can be achieved at an appropriate future date that is in the best interest of shareholders.

    In the area of enhancing profitability, the Company embarked on a $25 million pre-tax cost-cutting program in April 2000 and remains on track to achieve this cost-reduction target through Companywide productivity efforts which have resulted in headcount reductions as well as the ongoing consolidation of the Company's suppliers, purchasing services, logistics, travel, energy, communications and employee benefits. During its seven-month Transition Period ended December 31, 2000, the Company realized a

$15 million pre-tax impact from these cost reduction and productivity enhancement efforts, with the balance to be realized in 2001.

    In an action taken to unlock the value associated with its surplus assets, the Company recently announced the signing of a $16 million agreement for the sale of its Tampa headquarters property. This transaction is expected to close in the 2001 fourth quarter, generating after-tax net proceeds of $11 million and resulting in a small book gain.

    Another key initiative underway is the Companywide deployment of value-enhancing initiatives such as Six Sigma and Lean Manufacturing methodologies to further decrease costs and enhance productivity. Employees from both manufacturing and transactional areas of the Company are being assigned to Six Sigma cost reduction and quality improvement projects on a full-time basis. Detailed tracking and measurement systems are being refined to monitor the Company's progress toward achieving cost reduction and productivity enhancements. Significant emphasis is also being placed on working capital and cash flow improvements throughout the Company.

    The Company believes that its management team, headed by President and Chief Executive Officer Don DeFosset, has the experience and leadership skills necessary to carry out the productivity enhancing programs, focus the Company on its core businesses and improve returns. Mr. DeFosset is a proven leader with 29 years of experience in manufacturing and an outstanding record of operations improvement and earnings growth, as well as a solid background in strategic development. Mr. DeFosset and the Walter Industries' leadership team are fully committed to reengineering the Company to produce greater value for shareholders.

    Beyond the recently implemented operational and administrative improvements, the Board believes that the proposal's premise--that the sale of the Company's various operating businesses and its subsequent liquidation can yield the stated premium to current market value of the Common Stock--lacks merit. Liquidation of any business is a lengthy and time consuming process, often yielding substantially less than preliminary estimates of value while having a detrimental effect on a company's work force and customer base, depressing its value and, accordingly, the amount of cash distributions to stockholders. The Board believes that the long-term value of the Company to its stockholders can best be realized as a going concern, not pursuant to a liquidation.

    The approval of the stockholder proposal requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Abstentions from voting, as well as broker non-votes, will be considered as votes cast against the proposal and, therefore, will have the same effect as a vote against the liquidation of the Company. Unless otherwise instructed, the proxy holders will vote the proxies held by them AGAINST the stockholder proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

                                 OTHER BUSINESS

    The Board and management do not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business which other persons intend to present at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of the Company.

           DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    Stockholder proposals must conform to the Company's by-laws and the requirements of the SEC. If a stockholder intends to present a proposal at the 2002 Annual Meeting, SEC rules require that the Company receive the proposal by November 27, 2001, for possible inclusion in the Proxy Statement. If the date of the 2002 Annual Meeting changes by more than 30 days from April 26, 2002, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials for the 2002 Annual Meeting. The Company will determine whether to include a proposal in the Proxy Statement in accordance with SEC rules governing the solicitation of proxies.

    If a stockholder intends to nominate a candidate for director, the Company's by-laws require that the Company receive timely notice of the nomination. A nomination for the 2002 Annual Meeting will be considered timely if it is received no earlier than January 6, 2002 and no later than January 26, 2002. The notice of nomination must describe various matters specified in the Company's by-laws, including the name and address of the stockholder making the nomination, the number of shares held by the stockholder, each proposed nominee, each of their occupations, and certain other information.

    Each notice must be given to the Secretary of the Company, whose address is 1500 N. Dale Mabry Highway, Tampa, Florida, 33607.

                                          By Order of the Board of Directors
                                          /s/ Edward A. Porter
                                          EDWARD A. PORTER
                                          Secretary
                                          Walter Industries, Inc.

Tampa, Florida
March 22, 2001

                                                                       EXHIBIT A

                            WALTER INDUSTRIES, INC.

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

                            I. STATEMENT OF PURPOSE

A. The Audit Committee of Walter Industries, Inc. ("the Company") shall assist the Board of Directors in fulfilling its responsibility to the Company's Stockholders relating to the Company's financial reporting process and systems of internal control. The Audit Committee shall be responsible for determining that the Company's financial systems and reporting practices are in accordance with applicable requirements. The Audit Committee shall have the authority to institute special investigations and to retain special counsel or experts as it deems appropriate.

                       II. COMPOSITION AND QUALIFICATIONS

A. The Audit Committee shall be appointed by the Board of Directors and shall be composed of not less than three Directors. The chairman of the Audit Committee shall be designated by the Board of Directors. At least one Audit Committee member shall have accounting or financial management expertise as the Board of Directors interprets such qualification in its business judgement.

B.  The following restrictions shall apply to every Audit Committee member:

     1. No Audit Committee member shall have a relationship to the Company that may interfere with the exercise of his or her independence from management and the Company.

     2. A Director who is an employee (including non-employee executive officers) of the Company or any of its affiliates may not serve on the Audit Committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the Company, the Director may serve on the Audit Committee after three years following the termination of the relationship between the Company and the former parent or predecessor.

     3. A Director (i) who is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company, or (ii) who has a direct business relationship with the Company may serve on the Audit Committee only if the Company's Board of Directors determines in its business judgement that the relationship does not interfere with the Director's exercise of independent judgment.

     4. A Director who is employed as an executive of another corporation where any of the Company's executives serves on that corporation's compensation committee may not serve on the Audit Committee.

     5. A Director who is an immediate family member of an individual who is an executive officer of the Company or any of its affiliates cannot serve on the Audit Committee until three years following the termination of such employment relationship.

     6. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Company's Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

C. The Company's Board of Directors may approve exceptions to the foregoing restrictions where, in its business judgment, a Director's membership on the Audit Committee is in the best interests of the Company and its Stockholders.

                        III. DUTIES AND RESPONSIBILITIES

A. MEETINGS--The Audit Committee shall meet at least two times a year or as otherwise directed by the Board of Directors. A simple majority of the Audit Committee shall constitute a quorum for the transaction of business. The Audit Committee shall report to the full Board of Directors and keep the Board informed of the Audit Committee's activities on a current basis. The Audit Committee shall communicate and meet with the Company's internal auditors, its independent public accountants and financial management on a regular basis. Further, the Audit Committee shall provide the independent public accountants and the Company's Director of Internal Audit the opportunity to meet with the Audit Committee without members of management present. The Audit Committee shall also meet as necessary with the Company's General Counsel to discuss legal matters that may have a significant impact on the Company's financial statements.

B. INDEPENDENT PUBLIC ACCOUNTANTS--The independent public accountants are ultimately accountable to the Board of Directors and the Audit Committee. The Audit Committee, as representatives of the Stockholders, has the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor and to nominate the outside auditor for Stockholder approval in any proxy statement.

     1. The Audit Committee shall recommend annually the appointment of independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries. Such recommendation shall be subject to approval of the Board of Directors and ratification of the Stockholders.

     2. The following are among the factors the Audit Committee may consider in its review of the independent public accountants:

       a. Opinions on the performance of the independent public accountants by appropriate Company Management and the Director of Internal Audit.

       b.  Proposed audit fees and explanation of fee changes.

       c. Rotation of the audit partner and review of the examination by an independent partner.

       d. Any significant litigation or disciplinary actions by the SEC or others involving the proposed independent public accountants.

       e. The extent of non-audit services and fees, including consideration of the effect such services and fees could have on the independence of the public accountants.

     3. The Audit Committee shall obtain from the independent public accountants at least annually a formal written statement of all relationships between the outside auditor and the Company, consistent with INDEPENDENCE STANDARDS BOARD STANDARD 1 (and any subsequent amendments thereto) and will assess the effects of any disclosed relationships or services on objectivity and independence.

C. AUDIT PLANS--The Audit Committee shall consider, in consultation with the independent public accountants and the Director of Internal Audit:

     1. The proposed scope and plan for the annual audit as well as the related estimated fees.

     2. The degree of coordination between the independent public accountants and the internal audit department.

     3. A summary comparison of current and prior year audit and non-audit services performed by the independent public accountants, including related fees.

D. INTERNAL AUDIT--The Audit Committee shall also review the internal audit staff as to manpower, experience, professional development and overall effectiveness in communicating audit results. The Audit Committee may request, as appropriate, that the internal audit staff make special presentations on any matter to assist the Audit Committee in fulfilling its responsibilities. The Audit Committee shall have the authority to select, evaluate and, where appropriate, replace the Director of Internal Audit.

E. FINANCIAL OVERSIGHT--The Audit Committee shall have responsibility for oversight of the Company's financial reporting process. In connection with this oversight function, the Audit Committee shall undertake the following practices:

     1. Review the financial statements included in the Company's annual report, Form 10-K and proxy statement (including the Management Discussion and Analysis section contained in any such report) prior to the release of such reports to Stockholders.

     2. Review with financial management and the independent public accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Audit Committee may represent the entire Committee for purposes of this review.

     3. Inquire as to the status of open years on federal income tax returns and whether there are any significant items that have been or might be disputed by the IRS, and the status of any related tax reserves.

     4. Inquire of management and the independent public accountants if there were any significant financial reporting issues during the accounting period and if so how they were resolved.

     5. Inquire of the independent public accountants and the Director of Internal Audit if any restrictions were placed on the scope of activities or access to required information.

     6. Meet privately with the independent public accountants to determine such accountants' opinion on various matters, including the quality of financial and accounting personnel and the internal audit staff.

     7. Consider whether the independent public accountants should meet with the full Board to discuss any matters relative to the financial statements and to answer any questions that other Directors may have.

     8. Review with the independent public accountants all matters required to be discussed by SAS Communications with the Audit Committee (as amended by SAS-90 and any subsequent amendments thereto).

     9. Review the adequacy of the Company's systems of internal accounting controls and overall compliance with administrative policies and recommend to the Board of Directors any changes in the system of internal controls, procedures and practices which the Audit Committee determines to be appropriate. Such controls shall be evaluated through a review of the reports issued by the internal audit function and the independent public accountants which identify and describe control weaknesses. The Audit Committee shall inquire as to whether management is taking appropriate corrective action.

    10. Consider and provide to the Board of Directors the Audit Committee's recommendations concerning significant matters that may arise with respect to the Company's financial and accounting procedures, controls and practices, including any disagreements arising between the Company's management and its independent public accountants and any proposal to change the Company's independent public accountants.

F. OTHER RESPONSIBILITIES--The Audit Committee shall have the following additional responsibilities:

     1. Review of procedures employed by management to monitor compliance with the Company's Code of Conduct.

     2. Perform an annual review and assessment of the adequacy of the Audit Committee Charter.

     3. Perform any other activities consistent with this Charter, the Company's By-Laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

                       [LOGO OF WALTER INDUSTRIES, INC.]


                 PROXY FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


    D. N. Boyce, D. DeFosset and M. T. Tokarz, or any of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned at the Annual Meeting of Stockholders of Walter Industries, Inc. to be held at the Tampa Marriott Waterside Hotel, 700 S. Florida Avenue, Tampa, Florida, Meeting Room--Grand Ball Room, Salon G on Thursday, April 26, 2001 at 10:00 a.m. or at any adjournment thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1, THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR ITEM 2, THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AND AGAINST ITEM 3, THE STOCKHOLDER PROPOSAL REQUESTING LIQUIDATION OF THE COMPANY.

                 THE PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.


                                                WALTER INDUSTRIES, INC.
                                                P.O. BOX 11018
                                                NEW YORK, N.Y. 10203-0018

[LOGO OF WALTER INDUSTRIES INC.]



                                  DETACH PROXY CARD HERE
--------------------------------------------------------------------------------


[          ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.
                                         ---                   -------

ITEM 1. ELECTION OF    FOR all nominees        WITHHOLD AUTHORITY to vote        *EXCEPTIONS
        DIRECTORS      listed below            for all nominees listed below

Nominees: D.N. BOYCE, P. GOLKIN, S.C. NUTTALL, N.A. SPRINGER, M.T. TOKARZ,
R.F. AMTER, H.L. CLARK, J.L. JOHNSON, W.W. ROBINSON, D. DEFOSSET
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED
BELOW.)
* Exceptions
            --------------------------------------------------------------------


ITEM 2. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUTANTS FOR THE YEAR ENDING DECEMBER 31, 2001.

        FOR                        AGAINST                  ABSTAIN


ITEM 3. A PROPOSAL MADE BY ONE STOCKHOLDER REQUESTING LIQUIDATION OF THE
        COMPANY.

        FOR                        AGAINST                  ABSTAIN


ITEM 4. UPON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


IF YOU PLAN TO ATTEND              CHANGE OF ADDRESS AND
THE ANNUAL MEETING,                OR COMMENTS MARK HERE
PLEASE MARK HERE

Please mark, sing (exactly as name(s) appears below), date and mail this proxy card promptly in the postage paid return envelope provided.
Executors, trustees, administrators, attorneys, guardians, etc. should so indicate when signing. Corporation proxies should be signed by authorized officers.

                                                Dated:               , 2001
                                                      ---------------

                                                ---------------------------
                                                        Signature

                                                ---------------------------
                                                        Signature

                                                ---------------------------
                                                    Title or Authority

                                                VOTES MUST BE INDICATED  X


(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)